SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C. 20549

                           FORM 8-K

                       CURRENT REPORT
               Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934

           Date of Report (Date of earliest event reported)
                            October 19, 1999

                      OHSL FINANCIAL CORP.
       (Exact name of Registrant as specified in its Charter)
Delaware                      0-20886            31-1362390
(State or other jurisdiction (Commission         (IRS Employer
of incorporation)             File No.)     Identification Number)

5889 Bridgetown Road, Cincinnati, Ohio               45348-3199
(Address of principal executive offices)              (Zip Code)

Registrant's telephone number, including area code: (513) 574-3322
                                 N/A
(Former name or former address, if changed since last report)

Item 5.  Other Events

On October 19, 1999, the Registrant issued a press release announcing its second quarter and year-to-date 1999 earnings.

Item 7.  Financial Statements and Exhibits

(a)  Exhibits

99.1  Press release of OHSL Financial Corp., dated October 19,
1999.

                           SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

                             OHSL FINANCIAL CORP.



Date: October 25, 1999     By: /S/ Charles F. Hertlein, Jr.
                                Charles F. Hertlein, Jr., Esq.
                                Attorney-in-fact for
                                Kenneth L. Hanauer
                                President and Chief
                                 Executive Officer


                              Exhibit 99.1

OHSL ANNOUNCES 3RD QUARTER AND YEAR-TO-DATE EARNINGS

Cincinnati, Ohio, October 19, 1999 -- OHSL Financial Corp.
(NASDAQ: OHSL), the parent company of Oak Hills Savings and Loan Company, F.A., today announced earnings for the three and nine month periods ended September 30, 1999.

Net income for the three months ended September 30, 1999 totaled $436,000, a decrease of $92,000 or 17.4% from the same period in 1998. Net income in the third quarter of 1999 was impacted by merger-related expenses of $99,000 which were incurred in OHSL's pending merger with Provident Financial Group, Inc. (NASDAQ:
PFGI), which was announced on August 3, 1999. Excluding these merger-related expenses, which consist primarily of legal, accounting and merger advisory fees, net income in the third quarter of 1999 would have been $535,000, an increase of $7,000 or 1.3% over the same period in 1998. Earnings per share for the three months ended September 30, 1999 totaled $0.18, a decrease of $0.04 from the same period in 1998.

Net income for the nine months ended September 30, 1999 totaled $1,633,000, a decrease of $4,000 or 0.2% from the same period in 1998. Excluding year-to-date merger-related expenses of $111,000, OHSL's net income for the nine months ended September 30, 1999 would total $1,744,000, an increase of $107,000 or 6.5% over the same period in 1998. Earnings per share for the nine months ended September 30, 1999 totaled $0.66, unchanged from the same period in 1998.


Contact: Patrick J. Condren, CFO & Treasurer of
         OHSL Financial Corp.
         at (513) 574-3322